SUB-ITEM 77Q1(e)
                            MEMORANDUM OF AGREEMENT


         This Memorandum of Agreement is entered into as of this 1st day of July, 2003, between AIM International Funds, Inc. (the "Company"), on behalf of the fund listed on Exhibit "A" to this Memorandum of Agreement (the "Fund"), and A I M Advisors, Inc. ("AIM").

         For and in consideration of the mutual terms and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and AIM agree as follows:

         The Company and AIM agree until the date set forth on the attached Exhibit "A" that AIM will waive its fees at the rate, on an annualized basis, set forth on Exhibit "A" of the average daily net assets allocable to such class. The Board of Directors and AIM may terminate or modify this Memorandum of Agreement prior to the date set forth on Exhibit "A" only by mutual written consent. AIM will not have any right to reimbursement of any amount so waived or reimbursed.

         The Company and AIM agree to review the then-current waivers or expense limitations for each class of the Fund listed on Exhibit "A" on a date prior to the date listed on that Exhibit to determine whether such waivers or limitations should be amended, continued or terminated. Unless the Company, by vote of its Board of Directors, or AIM terminates the waivers or limitations, or the Company and AIM are unable to reach an agreement on the amount of the waivers or limitations to which the Company and AIM desire to be bound, the waivers or limitations will continue for additional one-year terms at the rate to which the Company and AIM mutually agree. Exhibit "A" will be amended to reflect that rate and the new date through which the Company and AIM agree to be bound.

         IN WITNESS WHEREOF, the Company and AIM have entered into this Memorandum of Agreement as of the date first above written.

                                   AIM International Funds, Inc.,
                                   on behalf of each Fund listed in Exhibit "A" to this Memorandum of Agreement


                                   By:    /s/ Robert H. Graham
                                          -------------------------------------

                                   Title: President
                                          -------------------------------------



                                   A I M Advisors, Inc.


                                   By:    /s/ Mark H. Williamson
                                          -------------------------------------

                                   Title: President
                                          -------------------------------------

                                  EXHIBIT "A"
                                  -----------
                         AIM INTERNATIONAL FUNDS, INC.


            FUND                            WAIVER                     COMMITTED UNTIL
            ----                            ------                     ---------------
AIM International Growth Fund
         Class A                   Advisory fee waiver of 0.05%       October 31, 2004
         Class B                   of the advisory fee payments       October 31, 2004
         Class C                   on average net assets in           October 31, 2004
         Class R                   excess of $500 million             October 31, 2004
         Institutional Class                                          October 31, 2004